CREDIT AGREEMENT

Dated as of

March 10, 2010

Among

ORBIT INTERNATIONAL CORP.,
BEHLMAN ELECTRONICS, INC.,
TULIP DEVELOPMENT LABORATORY, INC., AND
INTEGRATED CONSULTING SERVICES, INC. D/B/A
INTEGRATED COMBAT SYSTEMS,
as Borrowers,

and

CAPITAL ONE, N.A.,
as Bank

CREDIT AGREEMENT dated as of March 10, 2010 among Orbit International Corp., Behlman Electronics, Inc., Tulip Development Laboratory, Inc. and Integrated Consulting Services, Inc. d/b/a Integrated Combat Systems (each a “Borrower” and collectively, the “Borrowers”), and Capital One, N.A. (“Bank”).

The parties to this Agreement hereby agree as follows:

ARTICLE I - DEFINITIONS, ACCOUNTING TERMS, ETC.

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Account” means any right to payment for goods sold or leased or for services rendered, regardless of how such right is evidenced and whether or not it has been earned by performance, whether secured or unsecured, now existing or hereafter arising, and the proceeds thereof.

“Account Debtor” means each Person obligated to pay on an Account.

“Affiliate” means any Person, which directly or indirectly controls, or is controlled by, or is under common control with Borrower.  The term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement.

“Applicable Margin” means (i) with respect to Line of Credit Loans which are LIBOR Loans, two percent (2.00%) and with respect to Line of Credit Loans which are Prime Rate Loans, zero percent (0%), and (ii) with respect to the Term Loan which is a LIBOR Loan, three percent (3.00%) and with respect to the Term Loan which is a Prime Rate Loan, one half of one percent (0.50%).

“Anti-Terrorism Laws” means any statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any Governmental Authority relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Bank” means Capital One, N.A.

“Bank’s Office” means 275 Broad Hollow Road, Melville, New York 11747.

“Board of Governors” means the Board of Governors of the Federal Reserve System.

“Borrower” or “Borrowers” means Orbit International Corp., Behlman Electronics, Inc., Tulip Development Laboratory, Inc., Integrated Consulting Services, Inc. d/b/a Integrated Combat Systems and each Person that becomes a Borrower pursuant to “New Subsidiaries” (Section 5.11), or any or all of the foregoing, all as the context may require.

“Borrowers’ Taxes” means, for any period, the taxes of Borrowers as determined in accordance with GAAP.

“Borrowing Base” means at any time an amount equal to the sum of (1) 85% of the face amount of all Eligible Accounts, plus (2) the lesser of (a) 50% of the face amount of all domestic raw material Eligible Inventory or (b)  $3,000,000.00 (in either case not to exceed the amount of the Borrowing Base allocated to Eligible Accounts except as may be approved by the Bank with respect to certain purchase orders), plus (3) with respect to the application of the Borrowing Base to the outstanding principal amount of the Term Loan only, one hundred percent (100%) of the Borrowers’ cash and marketable securities in excess of $1,000,000.

“Borrowing Base Certificate” means a borrowing base certificate substantially in the form of Exhibit D.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the Dollar amount of gross expenditures made by Borrowers (including the principal portion of Capital Leases) for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereof, but not repairs thereof.

“Capital Lease” means a lease, which is or should be capitalized in accordance with GAAP.

“Change in Law” means (1) the adoption of any law, rule or regulation after the date of this Agreement, (2) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (3) compliance by Bank (or by any lending office of Bank or by Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” means March 10, 2010.

“Code” means the Internal Revenue Code of 1986.

“Consolidated Debt Service Coverage Ratio” means the ratio of the Borrowers’ (1) earnings before interest, taxes, depreciation and amortization, plus non-cash goodwill impairment charges, plus non-cash share-based compensation expense, minus cash taxes, minus cash stock repurchases, to (2) current maturities of long term Debt and lease obligations plus interest expense, all calculated in accordance with GAAP and tested on a rolling four quarter basis.

“Consolidated Subsidiary” means each Subsidiary of Orbit International Corp. which, in accordance with GAAP, should be included in the consolidated financial statements of Orbit International Corp.

“Consolidated Total Liabilities to Tangible Net Worth” means the Borrowers’ Total Liabilities divided by Total Shareholder Equity less Intangible Assets, as calculated in accordance with GAAP.

“Debt” means, with respect to any Person, each of the following (1) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations), (2) all obligations evidenced by bonds, debentures, notes or other similar instruments, (3) obligations as lessee under Capital Leases, (4) current liabilities in respect of unfunded vested benefits under any Plan, (5) reimbursement obligations under letters of credit issued for the account of any Person, (6) all reimbursement obligations arising under bankers’ or trade acceptances, (7) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, (8) all obligations secured by any Lien on property owned by such Person even if the obligations secured by such Lien on such property have not been assumed, (9) all other liabilities recorded, or required to be recorded, in such Person’s financial statements in accordance with GAAP, and (10) all obligations under any agreement providing for a swap, ceiling rates, ceiling and floor rates, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described above in this definition.

“Default” means any of the events specified in “Events of Default” (Section 8.01), whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Default Rate” means, with respect to an amount of any Type of Loan not paid when due, a rate per annum equal to (1) if the Loan is a Prime Rate Loan, a variable rate 5.00% above the Prime Rate, and  (2) if the Loan is a LIBOR Loan, a fixed rate 5.00% above the LIBOR Rate plus the Applicable Margin at the time of default until the end of the then current Interest Period for such LIBOR Loan and, thereafter, a variable rate 5.00% above the Prime Rate.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Eligible Account” means an Account owing to any Borrower, now existing or hereinafter arising, which Account initially and at all times until it is collected in full:

(1)           is not more than 90 days past the date of invoice,

(2)           is not owed by an Account Debtor where 50% of such Account Debtor’s Accounts with the Borrowers are more than 90 days past the date of invoice;

(3)           is not deemed a contra Account;

(4)           arose in the ordinary course of business from the domestic performance of services or the outright sale of goods; such services have been performed or such goods have been shipped to the Account Debtor; and in the case of goods, Borrowers have possession of or has delivered to Bank shipping and delivery receipts evidencing shipment; provided, however, (i) Accounts arising from progress billing which is permitted under particular purchaser orders or contracts shall be Eligible Accounts if the Bank has received evidence reasonably satisfactory to Bank that said progress billing is permitted, and (ii) goods which have been sold and title transferred to an Account Debtor and the risk of loss also transferred to an Account Debtor but held, in a segregated location, by a Borrower shall be not be deemed ineligible provided Bank receives evidence reasonably satisfactory to Bank of same;

(5)           is not owed by an Account Debtor who is a supplier, employee or parent, subsidiary or other affiliate of any Borrower;

(6)           is not evidenced by a promissory note or other instrument, is subject to a first priority perfected security interest in favor of Bank, is not subject to any other Lien or other encumbrance and has not been sold or factored;

(7)           is not owed by an Account Debtor whose principal place of business is located outside of the United States of America;

(8)           is a non-contingent obligation that is not subject to set-off, credit, defense, warranty claim, allowance or adjustment by the Account Debtor except normal discount allowed in the ordinary course for prompt payment, and such Account Debtor has not complained as to its liability thereon nor returned any of the subject goods;

(9)           did not arise out of any sale with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold (except as otherwise provided under subsection (4) above), or other terms making the payment by the Account Debtor conditional;

(10)           did not arise out of any sale made on an advanced billing, bill and hold (except as otherwise provided under subsection (4) above), dating or delayed shipment basis;

(11)           did not arise out of any sale respecting which the Borrowers’ obligations have been bonded or to the extent such sale is subject to any retainage requirement;

(12)           is owed by an Account Debtor as to which any Borrower has received no notice and has no knowledge of bankruptcy, insolvency or other facts which make collection doubtful, and has not been turned over to a collection agency or attorney;

(13)           respecting which the Account Debtor is not located in any state denying creditors access to its courts in the absence of such creditor’s qualification to conduct business as a foreign corporation in such state or complying with other filing or reporting requirements, unless such applicable Borrower has made all legally required filings and reports, obtained any necessary authorizations or certificates to do business, and paid any applicable taxes and/or fees to the applicable state agency in such state;

(14)           is not an Account from any Account Debtor (other than Federal agencies of the United States government) to the extent that such Account, individually or in the aggregate with all Accounts from such Account Debtor exceeds an amount equal to 20% of the aggregate of all Accounts at such date from any Account Debtor; and

(15)           after ten (10) days prior notice to Borrowers, has not been designated by Bank in its reasonable discretion as otherwise ineligible or unacceptable for any reason by notice to Borrowers setting forth the reason for such designation.

References to percentages of Accounts are based on dollar amount of Accounts, and not number of Accounts.

“Eligible Inventory” means at any time that portion of any Borrower’s raw materials, free from defects, as to which the Bank has a perfected first priority Lien.  “Eligible Inventory” does not include any of the following:

(1)	catalogs and other promotional materials of any kind;

(2)	any damaged, defective or recalled items;

(3)	any obsolete items;

(4)	any items used as demonstrators, prototypes or salesmen’s samples;

         (5) any items of inventory which have been consigned to any Borrower or as to which any person or entity claims a Lien;

         (6) any items of inventory which have been consigned by a Borrower to a consignee;

(7)	packing, packaging and shipping materials;

         (8) inventory located on premises leased by a Borrower from a landlord with whom the Bank has not entered into a landlord’s waiver on terms satisfactory to the Bank (provided, however, with respect to Borrowers’ location in Kentucky, Borrowers shall use best efforts to obtain said landlord’s waiver but failure to obtain said waiver shall not, by itself, result in the inventory located in such location as being ineligible);

         (9) inventory in the possession of a bailee who has not acknowledged to the Bank such bailee holds said inventory for the benefit of the Bank and shall act upon the instructions of the Bank, without the further consent of the Borrowers;

(10)	perishable items of produce; and

(11)	inventory located at foreign vendors or locations.

Eligible Inventory shall be valued at lower of (a) cost, (b) market value, or (c) the valuation consistent with that employed in the preparation of the financial statements of the Borrowers required under this Agreement.  Anything to the contrary notwithstanding, the Bank shall have the right, in its sole and absolute reasonable discretion, to classify any inventory as not being Eligible Inventory.

“Environmental Discharge” means any discharge or release of any Hazardous Materials in violation of any applicable Environmental Law.

“Environmental Law” means any Law relating to pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the workplace, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Notice” means any complaint, order, citation, letter, inquiry, notice or other written communication from any Person (1) affecting or relating to Borrower’s failure to comply or requirements with respect to future compliance with any Environmental Law in connection with any activity or operations at any time conducted by the Borrower, (2) relating to the occurrence or presence of or exposure to, or possible or threatened or alleged occurrence or presence of or exposure to Environmental Discharges or Hazardous Materials at the Borrower’s locations or facilities, including, without limitation: (a) the existence of any contamination or possible or threatened contamination at any such location or facility, and (b) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof, and (3) any material violation or alleged material violation of any relevant Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means any corporation or trade or business, which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as a Borrower or is under common control (within the meaning of Section 414(c) of the Code) with a Borrower.

“Event of Default” means any of the events specified in “Events of Default” (Section 8.01), provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Taxes” means with respect to Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers under this Agreement or the Loans, (1) income or franchise taxes imposed on (or measured by) its net income  by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of Bank, in which its applicable lending office is located, and (2) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the applicable Borrower is located.

“Financing Documents” means this Agreement, the Notes, the Security Agreement, and any documents executed in connection therewith, or any or all of the foregoing, all as the context may require.

“Fiscal Year” means each period from January 1 to December 31.

“GAAP” means generally accepted accounting principles as then in effect in the United States.

“Good Faith Contest” means the contest of an item if (1) the item is diligently contested in good faith by appropriate proceedings timely instituted, (2) adequate reserves are established with respect to the contested item, (3) during the period of such contest, the enforcement of any contested item is effectively stayed, and (4) the failure to pay or comply with the contested item has not and could not result in a Material Adverse Change (if such Good Faith Contest is in connection with failure to pay Debt under Section 6.01 herein, it shall not be necessary for Borrowers to institute any proceedings).

“Governmental Approvals” means any authorization, consent, or approval of, or any license, permit, or certification issued by, or any exemption of, registration or filing with or report or notice to, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means any pollutant, contaminants, toxic or hazardous wastes or other substances regulated by Environmental Law, as any of those terms are defined from time to time in or for the purposes of any relevant Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intangible Assets” means all intangible assets of the Borrowers properly classified as such in accordance with GAAP, including, but without limitation, patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, permits and goodwill.

“Interest Payment Date” means (1) in the case of a Prime Rate Loan, the first day of each month and the date such Loan is converted to a LIBOR Loan and the applicable Maturity Date, and (2) in the case of a LIBOR Loan, the last day of the applicable Interest Period.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the date of making or converting to such LIBOR Loan and ending on the numerically corresponding day in the calendar month that is one month, two months, or three months thereafter, as the case may be, provided, however, (1) no Interest Period for all or any part of such Loans shall end later than the Line of Credit Maturity Date, in the case of Line of Credit Loans or the Term Loan Maturity Date, in the case of the Term Loan, as applicable, (2) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (3) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (4) with respect to the Term Loan only, no LIBOR Loan shall be for an Interest Period other than one month.

“Law” means any treaty, federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent decree, judgment or agreement with a Governmental Authority.

“LIBOR Loan” means any and all of the Loans bearing interest based on the LIBOR Rate.

“LIBOR Rate” means, with respect to any LIBOR Loan for any Interest Period, the rate appearing on the Reuters Screen LIBOR01 page (or on any successor or substitute page, or any successor to or substitute, providing rate quotations comparable to those currently provided on such page, as determined by Bank from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such LIBOR Loan for such Interest Period shall be at the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing). To clarify this definition, assets provided under and pursuant to an operating lease are not subject to a Lien.

“Line of Credit Commitment” means the principal sum of Three Million and 00/100 Dollars ($3,000,000).

“Line of Credit Maturity Date” means June 1, 2011.

        “Line of Credit Loans” has the meaning specified in Section 2.01.

“Line of Credit Note” means a promissory note of the Borrowers payable to the order of the Bank, in substantially the form of Exhibit A annexed hereto, evidencing the aggregate indebtedness of the Borrower to the Bank resulting from Line of Credit Loans made by the Bank to the Borrowers pursuant to this Agreement.

“Loan” or “Loans” means the Line of Credit Loans or the Term Loan, or any or all of the same as the context may require and includes Prime Rate Loans and LIBOR Loans, as the context may require.

“Material Adverse Change” means either (1) a material adverse change in the status of the business, assets, liabilities, results of operations, conditions (financial or otherwise), or property of the Borrowers (when taken as a whole), or (2) any event or occurrence of whatever nature which could reasonably be expected to have a material adverse effect on the ability of the Borrowers (when taken as a whole) to perform their obligations under the Financing Documents to which they are a party or (3) a material adverse effect on the validity or enforceability of any of the Financing Documents or the rights or remedies of Bank under such Financing Documents.

“Multiemployer Plan” means a Plan described in Section 4001(a)(3) of ERISA which covers employees of Borrowers or any ERISA Affiliate.

“Note” or “Notes” means the Line of Credit Note and the Term Loan Note, or either or both of the same as the context may require.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under this Agreement or the Notes or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means each of the Liens permitted under “Liens” (Section 6.03).

“Person” means an individual, partnership (including limited liability partnerships), limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit or other plan established or maintained, or to which contributions have been made, by any Borrower or any ERISA Affiliate.

“Prime Rate” means the rate of interest established from time to time by Bank as its “Prime Rate”.

“Prime Rate Loan” means any or all of the Loans bearing interest based upon the Prime Rate.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Security Agreement” means that certain Security Agreement dated the date of this Agreement which is being made by the Borrowers for the benefit of Bank together with any other security agreement required to be executed and delivered pursuant to Section 6.11 herein.

“Solvent” means, when used with respect to any Person, that (1) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person, (2) the present fair salable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (3) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (4) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  Contingent liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means Debt of any Person owing by a Borrower or any of its Consolidated Subsidiaries which have been subordinated by such Person to the Debt owing by the Borrowers to the Bank pursuant to an agreement satisfactory to the Bank in all respects.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company or joint venture whether now existing or hereafter organized or acquired (1) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person or (2) in the case of a partnership, limited liability company or joint venture, of which a majority of the partnership, membership or other ownership interests are at the time owned by such Person and/or one or more Subsidiaries of such Person.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholding imposed by any Governmental Authority on Bank in connection with, or based upon, this Agreement or any of the other Financing Documents.

“Term Loan” shall have the meaning set forth in Section 2.03 hereof.

“Term Loan Note” means a promissory note of the Borrowers payable to the order of the Bank, in substantially the form of Exhibit B annexed hereto, evidencing the indebtedness of the Borrower to the Bank resulting from the Term Loan made by the Bank to the Borrowers pursuant to this Agreement.

“Term Loan Maturity Date” means March 1, 2015.

“Total Shareholder Equity” means the aggregate of all equity of the shareholders of the Borrowers in the Borrowers.

“Total Liabilities” means all of the liabilities of the Borrowers, including all items which, in accordance with GAAP would be included on the liability side of a balance sheet (other than capital stock, treasury stock, capital surplus and retained earnings) computed in accordance with GAAP.

“Type” refers to whether the rate of interest on all or any portion of the Loan is determined by reference to the Prime Rate or the LIBOR Rate.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as promulgated by the American Law Institute and the National Conference of Commissioners on Uniform State Laws in the form adopted by the jurisdiction where the financing statement in question is filed.

Section 1.02. Rules of Construction.  When used in this Agreement (1) "or" is not exclusive, (2) a reference to a Law includes any amendment or modification to such Law, (3) a reference to a Person includes its permitted successors and permitted assigns, and (4) unless otherwise provided for in this Agreement, a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Financing Documents.

Section 1.03. Accounting Principles and Terms.  Except as otherwise provided in this Agreement, (1) all computations and determinations as to financial matters, and all financial statements to be delivered under this Agreement, shall be made or prepared in accordance with GAAP, and (2) all accounting terms used in this Agreement shall have the meaning ascribed to such terms by such principles.

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

Section 2.01.  The Line of Credit Loans.  (a)  The Bank agrees, on the date of this Agreement, on the terms and conditions of this Agreement (including the conditions set forth in Section 3.02 herein) and in reliance upon the representations and warranties set forth in this Agreement, to lend to the Borrowers prior to the Line of Credit Maturity Date such amounts as any Borrower may request from time to time (individually, a “Line of Credit Loan” and collectively, the “Line of Credit Loans”), which amounts may be borrowed, repaid and reborrowed, provided, however, that the aggregate amount of such Line of Credit Loans outstanding at any one time shall not exceed the Line of Credit Commitment.

(b)           Each Line of Credit Loan shall be a LIBOR Loan or a Prime Rate Loan as a Borrower may request subject to and in accordance with the terms and conditions hereof. Subject to the other provisions of this Agreement, Line of Credit Loans of more than one Type may be outstanding at the same time.  Each such request shall be submitted to Bank on the Bank’sstandard form, a copy of which is attached hereto as Exhibit C.  Notwithstanding anything to the contrary contained herein, not more than four (4) LIBOR Loans shall be outstanding at any time under the Line of Credit Commitment.

(c)           If the aggregate principal amount of the outstanding Line of Credit Loans and the Term Loan exceeds the Borrowing Base then Borrower will immediately prepay the Line of Credit Loans and/or the Term Loan in an amount so that the aggregate principal amount of the outstanding Line of Credit Loans and Term Loan does not exceed the Borrowing Base (together with any amounts required to be paid pursuant to Section 2.16 herein).

(d)           Notwithstanding anything to the contrary contained herein, the obligation of the Bank under this Agreement and the other Loan Documents to make any Line of Credit Loans to the Borrowers shall be subject to the sole discretion of the Bank.

Section 2.02.  Line of Credit Note.  (a) Each Line of Credit Loan which is a Prime Rate Loan shall be in the minimum principal amount of $100,000.00 (except that, if any requested borrowing would exhaust the remaining available Line of Credit Commitment, such borrowing may be in an amount equal to the amount of the remaining available Line of Credit Commitment).  Each Line of Credit Loan which is a LIBOR Loan shall be in the minimum principal amount of $250,000.00.  Each Line of Credit Loan shall be evidenced by the Line of Credit Note of the Borrowers.  The Line of Credit Note shall be dated the date hereof and be in the principal amount of the Line of Credit Commitment and shall mature on the Line of Credit Maturity Date, at which time the entire outstanding principal balance and all interest thereon shall be due and payable.  The Line of Credit Note shall be entitled to the benefits and subject to the provisions of this Agreement.

(b)           At the time of the making of each Line of Credit Loan and at the time of each payment of principal thereon, the holder of the Line of Credit Note is hereby authorized by the Borrowers to make the proper notation in the books and records of the Bank.

Section 2.03.  Term Loan.  The Bank agrees, upon the terms and subject to the conditions hereof including, without limitation, the conditions of Section 3.01 hereof, to make a term loan (the “Term Loan”) to the Borrowers, on the Closing Date in an amount equal to Four Million Six Hundred Fifty Four Thousand Seven Hundred Sixty One and 84/100 Dollars ($4,654,761.84).

Section 2.04.  Term Loan Note.  The Term Loan shall be evidenced by the Term Loan Note of the Borrowers.  The Term Loan Note shall be dated the Closing Date and shall mature on the Term Loan Maturity Date at which time the entire outstanding principal balance and all interest thereon shall be due and payable.  The Term Loan Note shall be entitled to the benefits and subject to the provisions of this Agreement.

Section 2.05.  Repayment of Term Loan Note.  The principal balance of the Term Loan Note shall be payable in sixty (60) monthly installments, due on the first day of each month commencing on April 1, 2010, and on the first day of each successive month thereafter until the Term Loan Maturity Date when the entire principal balance is to be paid in full. Each of the first fifty-nine (59) such monthly installments shall be in an amount equal to $77,579.36 and the final such monthly principal installment shall be in an amount equal to the then outstanding principal balance of the Term Loan Note.

Section 2.06. Payment of Interest on All Loans.  (a) The Borrowers shall pay interest to Bank on the outstanding and unpaid principal amount of all of the Loans then outstanding at a rate per annum as follows (1) for a Prime Rate Loan at a rate equal to the Prime Rate plus the Applicable Margin, and (2) for a LIBOR Loan at a rate equal to the LIBOR Rate plus the Applicable Margin. Any change in the interest rate based on the Prime Rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective. Interest on the Loans then outstanding shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest on the Loans then outstanding shall be payable on each Interest Payment Date. The applicable Prime Rate and LIBOR Rate shall be determined by Bank, and such determination shall be conclusive absent manifest error.

(b) Any principal or interest not paid when due (at maturity, by acceleration, or otherwise) shall bear interest from the date when due until paid in full, payable on demand, at the Default Rate.  In addition, there shall be a late charge imposed of four (4%) percent of the delinquent amount for each payment which is not paid when due.  Notwithstanding the foregoing, during the continuance of an Event of Default, at the option of Bank, the Loans will bear interest at the Default Rate.

Section 2.07. Interest Periods. In the case of each LIBOR Loan, the Borrowers shall select an Interest Period in accordance with the definition of Interest Period in “Definitions”, subject to the following limitations (1) no Interest Period shall have a duration of less than one (1) month, and (2) no Interest Period of particular duration with respect to a LIBOR Loan may be selected by the Borrowers if Bank determines, in its sole discretion, that a LIBOR Loan with such maturities are not generally available.

Section 2.08.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a LIBOR Loan, Bank determines (which determination shall be conclusive absent manifest error) that the LIBOR Rate is unavailable in the marketplace for such Interest Period, then Bank shall give notice thereof to the Borrowers by telephone or telecopy as promptly as practicable thereafter and, until Bank notifies the Borrowers that the circumstances giving rise to such notice no longer exist, LIBOR Loans will not be available.

Section 2.09. Renewals and Conversions. The Borrowers may elect from time to time to convert all or a part of one Type of Loan into another Type of Loan or to renew all or part of a Loan by giving Bank written notice (effective upon receipt) at least one (1) Business Day before the conversion into a Prime Rate Loan, and at least three (3) Business Days before the conversion into or renewal of a LIBOR Loan, specifying (1) the renewal or conversion date, (2) the amount of the Loan to be converted or renewed, and (3) in the case of conversions, whether the Loan is to be converted into a Prime Rate Loan or a LIBOR Loan, provided that (1) after such renewal or conversions the minimum principal amount of the outstanding LIBOR Loan with the same Interest Period shall be $250,000.00, (2) LIBOR Loans can only be renewed or converted on the last day of the Interest Period for such LIBOR Loan, and (3) LIBOR Loans can only be renewed or converted if there are no outstanding Defaults or Events of Default.  Notices for conversion of one Type of Loan into another Type of Loan or to renew all or part of a Loan with respect to the Term Loan shall be given in the form attached hereto as Exhibit E.

All notices given under this Section shall be irrevocable and shall be given not later than 11:00 a.m. (New York City time) on a Business Day which is not less than the number of Business Days specified above for such notice.  If the Borrowers fail to give Bank the notice specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period of such LIBOR Loan, such LIBOR Loan shall automatically be converted into a Prime Rate Loan on the last day of the Interest Period for such LIBOR Loan.

Section 2.10. Method of Payment. The Borrowers shall make each payment under this Agreement and under the Notes not later than 11:00 a.m. (New York City time) on the date when due in Dollars to Bank at Bank’s Office in immediately available funds. The Borrowers hereby authorize Bank to charge against account no. 7047460195, an account of a Borrower with Bank, each payment under this Agreement and under the Notes when due. Whenever any payment to be made under this Agreement or under a Note is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

Section 2.11. Optional Prepayments. In the case of a Prime Rate Loan, Borrowers may at any time prepay the Loan in whole or in part with accrued interest to the date of such prepayment on the amount prepaid. In the case of a LIBOR Loan, the Borrowers may, upon at least three (3) Business Days prior written notice (effective upon receipt) to Bank, prepay the Loans in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that (1) each partial prepayment shall be in a principal amount of not less than $25,000.00, and (2) unless such LIBOR Loans are prepaid on the last day of the applicable Interest Period, Borrowers shall pay to the Bank the amount calculated pursuant to Section 2.16 herein.

Section 2.12.  Designations and Notices Regarding LIBOR Loans.  A Borrower shall give the Bank irrevocable written, telex, telephonic (immediately confirmed in writing) or facsimile notice as the Bank may, in its sole discretion, require from time to time, prior to each election to designate any Loan (or a portion thereof) as a LIBOR Loan (subject to availability), in each case, specifying the date (which shall be a Business Day), and the aggregate principal amount and the initial Interest Period for each such LIBOR Loan; provided that, if a Borrower shall request a LIBOR Loan when LIBOR Loans are not available or fail to specify the duration of the initial Interest Period with regard to a requested LIBOR Loan, the request shall be deemed to be a request for a Prime Rate Loan.

Section 2.13. Use of Proceeds. The proceeds of the Line of Credit Loans will be used by the Borrowers for working capital and for general corporate purposes.  The proceeds of the Term Loan will be used to refinance an existing term loan previously made to the Borrowers by Merrill Lynch Commercial Finance Corp. Borrowers will not, directly or indirectly, use any part of the proceeds of the Loans for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

Section 2.14.  Taxes.  Any and all payments by or on account of any obligation of Borrowers under this Agreement and each Note shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (1) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Bank receives an amount equal to the sum it would have received had no such deductions been made, (2)  Borrowers shall make such deductions and (3) Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.  In addition, Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

The Borrowers shall indemnify Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Bank on or with respect to any payment by or on account of any obligation of Borrowers under this Agreement or the Notes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrowers by Bank shall be conclusive absent manifest error.

As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, Borrowers shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.

If Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay over such refund to Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrowers, upon the request of Bank, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Bank in the event Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrowers or any other Person.

Section 2.15. Increased Costs.  If any Change in Law shall: (1)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank (except any such reserve requirement reflected in the LIBOR Rate); or (2) impose on Bank or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by Bank; and the result of any of the foregoing shall be to increase the cost to Bank of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by Bank under this Agreement or the Notes (whether of principal, interest or otherwise), then Borrowers will pay to Bank such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered.

If Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by Bank, to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s policies and the policies of Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to Bank such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered.

A certificate of Bank setting forth the amount or amounts necessary to compensate Bank or its holding company, as the case may be, as specified in the prior paragraphs of this Section shall be delivered to Borrowers and shall be conclusive absent manifest error unless Borrowers give written notice of reasonable exception within twenty (20) days after receipt. The Borrowers shall pay Bank the amount shown as due on any such certificate within ten (10) days after final determination of such costs.  Failure or delay on the part of Bank to demand compensation pursuant to this Section shall not constitute a waiver of Bank’s right to demand such compensation.

Section 2.16.  Break Funding Payments.  In the event of (1) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (2) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, or (3) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto then, in any such event, Borrowers shall compensate Bank for the loss, cost and expense attributable to such event.  In the case of a LIBOR Loan, such loss, cost or expense to Bank shall be deemed to include an amount reasonably determined by Bank to be the excess, if any, of (1) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (2) the amount of interest which would accrue on such principal amount for such period at the interest rate which Bank would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. The Borrowers shall pay Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.17.  Equal Access By All Borrowers.  Any Borrower, acting alone, can borrow up to the full amount of the Line of Credit Commitment (subject to the terms of this Agreement).  Each Borrower will be liable for all extensions of credit made under this Agreement to any other Borrower.

ARTICLE III CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent to All Loans. The obligation of Bank to enter into this Agreement and to make the Loans is subject to the condition precedent that Bank shall have received on or before the Closing Date each of the following, each in form and substance satisfactory to Bank and its counsel:

(1)           Certificates of Secretary. A certificate of the Secretary of each Borrower, dated the Closing Date, certifying to (a) the certificate of incorporation, and the by-laws of each respective Borrower and all amendments to such certificate or by-laws, (b) all corporate actions taken by each respective Borrower, including resolutions of their respective directors and, if required, shareholders, authorizing the execution, delivery and performance of each of the Financing Documents to which they are each a party and each other document or agreement to be delivered pursuant to any of the Financing Documents, and (c) the names and true signatures of the each party authorized to act on behalf of each Borrower.

(2)           Good Standing Certificates/Certificates of Existence. Certificates of the Secretary of State (or other appropriate official) of the jurisdiction of formation of each Borrower, dated reasonably near the Closing Date, certifying to the due formation and good standing/legal existence of each Borrower. For each jurisdiction in which a Borrower is required to be qualified to conduct business, a certificate of the Secretary of State (or other appropriate official) of such jurisdiction, dated reasonably near the Closing Date, certifying to the due qualification, authority and good standing/legal existence of such Borrower in such jurisdiction.

(3)           Notes.  The Line of Credit Note and Term Note duly executed and delivered by the Borrowers.

(4)           Security Agreement.  The Security Agreement, which shall be duly executed and delivered by the Borrowers, together with Uniform Commercial Code searches identifying all financing statements on file with respect to each Borrower in all applicable jurisdictions indicating that no Person, other than Bank, has a Lien (other than a Permitted Lien) on any of the Collateral as to which perfection is obtained by the filing of a financing statement.

(5)           Evidence of Insurance.  Evidence that (a) all insurance required to be maintained under the Financing Documents is in full force and effect, and (b) to the extent required under the Financing Documents, Bank has been designated a loss payee and additional insured under such insurance.

(6)           Landlord’s Waiver.  For all leased locations in which a Borrower stores or maintains any Collateral (as defined in the Security Agreement), a landlord’s waiver, in form and substance satisfactory to Bank and its counsel (with respect to Borrowers’ location in Kentucky, Borrower shall use best efforts to obtain said landlord’s waiver (which shall not require Borrowers to pay said landlord)).

(7)           Certificate.  The following statements shall be true and Bank shall have received a certificate signed by a duly authorized representative of each Borrower (dated the Closing Date) stating that:

               (a) The representations and warranties contained in each of the Financing Documents are correct on and as of the Closing Date, as though made on and as of such date, and

                                               (b) No Default or Event of Default has occurred and is continuing, or would result from the transactions contemplated by this Agreement and the other Financing Documents.

(8)           Opinion of Counsel.  A favorable opinion of counsel to each Borrower.

(9)           Repayment of Prior Credit Facilities.  Confirmation of the amounts required to repay all obligations due to Merrill Lynch Commercial Finance Corp. to be refinanced with the proceeds of the Loans together with confirmation that the Liens which secure such credit facilities will be assigned to Bank upon repayment of such obligations.  Simultaneously with the making of the initial Line of Credit Loan and the Term Loan, the Bank shall receive confirmation that Merrill Lynch Commercial Finance Corp. has received payment in full and shall have delivered or released to the Bank its assignment or termination documents.

(10)           Borrowing Base Certificate.  Receipt of a Borrowing Base Certificate with (a) an accounts receivable aging schedule (from the end of the previous month) (including the scheduling of all respective due dates and cancel dates and setting forth those due more than 30 days, 60 days, 90 days, 120 days and over 121 days) certified to be true and correct by the Chief Financial Officer of each of the Borrowers, and (ii) a summary report of inventory (from the previous quarter end) broken down by raw material, finished goods and work-in-process.

(11)           Financial Statements.  Receipt, at least five (5) Business Days prior to the Closing Date, of a draft of the annual audited financial statements of Orbit International Corp. and all of its Subsidiaries, presented on a consolidated basis with all present subsidiaries and related party entities for Fiscal Year end December 31, 2009, which shall include balance sheets with related statements of income and retained earnings and statements of cash flows of the Borrowers, all in reasonable detail and setting forth in comparative form the figures for the previous Fiscal Year, together with a draft of an unqualified opinion by independent certified public accounting firm selected by Borrowers and satisfactory to Bank, such financial statements to be prepared in accordance with GAAP, together with a certified statement from the Chief Financial Officer of Orbit International Corp. that no material changes will arise with the final audited financial statements (which draft financial statements shall be consistent with the projections previously provided by the Borrowers to Bank).

(12)           Fees and Expense. Payment of all fees and expenses required to be paid in accordance with the Financing Documents, including the fees and expenses of counsel to Bank.

(13)           Additional Documentation.  Bank shall have received such other approvals, opinions and documents as Bank may reasonably request.

Section 3.02 Conditions Precedent to All Line of Credit Loans.  The obligation of Bank to make each Line of Credit Loan after the Closing Date is subject to the further conditions precedent that on the date of making such Line of Credit Loan:

(1)  Request for Advance.  The Bank shall have received the request for advance duly executed by a Borrower in the form attached hereto as Exhibit C.

(2) Representations and Warranties, No Defaults or Events of Default. The following statements shall be true:

(a) The representations and warranties contained in each of the Financing Documents are correct, in all material respects, on and as of the date of making such Line of Credit Loan as though made on and as of such date (except for such representations and warranties that speak as of a specific date, which shall be true and correct in all material respects at and as of that time),

(b) No Default or Event of Default has occurred and is continuing, or would result from making such Line of Credit Loan, and

(3) Additional Documentation.  Bank shall have received such other approvals, opinions or documents as Bank may reasonably request.

Each request for a Line of Credit Loan and acceptance by a Borrower of the proceeds of such Line of Credit Loan constitute a representation and warranty that the statements contained in subsection (2) of this Section are true and correct both on the date of such request and, unless a Borrower otherwise notifies Bank prior to the receipt of the proceeds of such Line of Credit Loan, as of the date of making such Line of Credit Loan (except for such representations and warranties that speak as of a specific date, which shall be true and correct in all material respects at and as of that time).

ARTICLE IV REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to Bank as follows:

Section 4.01. Formation, Good Standing, Corporate Power and Due Qualification. Each Borrower (1) is a corporation duly formed, validly existing, and in good standing/existence under the laws of the respective jurisdiction of its formation, (2) has the corporate power and authority to own its assets and to transact the business in which it now engages or proposes to engage in, and (3) is duly qualified as a foreign corporation and in good standing/existence under the laws of each jurisdiction in which such qualification is required, except where failure to so qualify is not reasonably likely to result in a Material Adverse Change.

Section 4.02. Corporate Authority, No Contravention.  The execution, delivery and performance by the Borrowers of each Financing Document to which they are a party are within their respective corporate powers, have been duly authorized by all necessary corporate action, and do not and will not (1) require any consent or approval of their shareholders which has not been obtained, (2) contravene their respective certificate of incorporation and by-laws, (3) violate any provision of any Law, order, writ, judgment, injunction, decree, determination, or award presently in effect applicable to them, (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which they are a party or by which they or their properties may be bound or affected, or (5) result in, or require, the creation or imposition of any Lien other than in favor of the Bank upon or with respect to any of the properties now owned or hereafter acquired by them.

Section 4.03. Governmental Authority. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by any Borrower of any Financing Document to which it is a party.

Section 4.04. Legally Enforceable Financing Documents. Each Financing Document to which a Borrower is a party is the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except to the extent that such enforcement may be limited by (1) applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally, or (2) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

Section 4.05. Financial Statements.  The audited financial statements of Orbit International Corp. and its Subsidiaries of the fiscal year ending December 31, 2008 prepared by McGladrey & Pullen, and the interim financial statements for the fiscal nine month period ending September 30, 2009 prepared by management of Borrowers, copies of which have been furnished to the Bank, fairly reflect the financial condition of the Borrowers as of such date, and since such date there has not been a Material Adverse Change.

Section 4.06. Material Adverse Change. No Material Adverse Change has occurred since September 30, 2009.

Section 4.07. Information. No information, exhibit or report furnished by any Borrower or any other Person to Bank in connection with the Financing Documents or any transaction contemplated by any such Document contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading. Each Borrower has disclosed to Bank in writing any and all facts known to such Borrower which relate to the business of such Borrower which are reasonably likely to result in a Material Adverse Change. Bank acknowledges that it has had a full opportunity to speak to representatives of each such Borrower or other Person with regard to any questions it has about any such information, exhibit or report.

Section 4.08. Litigation. There is no action, suit or proceeding pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower before any Governmental Authority or arbitrator which could, in any one case or in the aggregate, which could reasonably be expected to result in a Material Adverse Change.

Section 4.09. Ownership and Liens.  The Borrowers each have title to, or valid leasehold interests in, all of their respective properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the Borrowers’ financial statements referred to in “Financial Statements” (Section 4.05) (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrowers and none of the leasehold interests of the Borrowers are subject to any Lien, except for Permitted Liens.

Section 4.10. Subsidiaries. Neither any Borrower nor any of its Consolidated Subsidiaries have any Subsidiaries, except for each of the entities listed on “Schedule of Subsidiaries” (Exhibit F) and except for TDL Manufacturing, Inc. and Orbit Instrument of California, Inc. which are each a Subsidiary of Orbit International Corp. and are each inactive.

Section 4.11. Compliance with Laws.  No Borrower is in violation of any Law or in default with respect to any judgment, writ, injunction or decree where such violation or default has resulted in, or could reasonably result in, a Material Adverse Change.  The Credit Parties each possess and are in compliance in all material respects with all Governmental Approvals required to conduct their respective business as now conducted and as presently proposed to be conducted.

Section 4.12. Taxes.  Each Borrower has filed all tax returns (foreign, federal, state, and local) required to be filed and has paid all taxes, assessments, and governmental charges and levies due pursuant either to such returns or any assessment received by such Borrower.  The charges, accruals and reserves on the books of each Borrower for taxes or other governmental charges are adequate.

Section 4.13. ERISA.  Each Borrower is in compliance in all material respects with all applicable provisions of ERISA applicable to such Borrower.  Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan.  No notice of intent to terminate a Plan has been filed nor has any Plan been terminated.  No circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has the PBGC instituted any such proceedings.  Neither any Borrower nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan.  Each Borrower and each ERISA Affiliate have met their respective minimum funding requirements under ERISA with respect to all of their respective Plans and there are no unfunded vested benefits.  Neither any Borrower nor any ERISA Affiliate have incurred any liability to the PBGC under ERISA.

Section 4.14. Environmental Protection.  Each Borrower has obtained all Governmental Approvals, if any, required of such Borrower under all Environmental Laws.  The Borrowers are in compliance in all material respects with all such Governmental Approvals, all Environmental Laws, and all agreements entered into with any Governmental Authority under or pursuant to or with respect to any such Governmental Approval or Environmental Law.  The Borrowers have not received any Environmental Notice nor are the Borrowers aware that any Governmental Authority is contemplating delivering to any Borrower an Environmental Notice.  There are no governmental, administrative actions or judicial proceedings pending or, to the knowledge of any officer of the Borrowers, contemplated under any Environmental Laws to which any Borrower is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Laws with respect to any of the properties of any Borrower.

Section 4.15. No Defaults on Outstanding Judgments or Orders.  The Borrowers have satisfied all judgments against each Borrower and the Borrowers are not in default in any material respect with respect to (i) any judgment, writ, injunction, decree of any Governmental Authority or arbitrator or (ii) any rule, or regulation which could reasonably be expected to result in a Material Adverse Change.

Section 4.16. Licenses and Intellectual Property.  The Borrowers each possess all licenses, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective business as now conducted and as presently proposed to be conducted, and the Borrowers are not in violation of any valid rights of others with respect to any of the items noted above.

Section 4.17. Labor Disputes and Acts of God.  Neither the business nor the properties of any Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance).

Section 4.18. Other Agreements.  The Borrowers are not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any organizational document restriction, which has resulted in, or is reasonably likely to result in, a Material Adverse Change.  The Borrowers are not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which they are a party which has resulted in or is reasonably likely to result in a Material Adverse Change.

Section 4.19. Governmental Regulation.  The Borrowers are not subject to any Law limiting their ability to incur their obligations under any of the Financing Documents to which they are a party, including the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act, or the Federal Power Act.

Section 4.20. Solvent. Each Borrower is Solvent.

Section 4.21.  Anti-Terrorism Laws.

(a) General.  No Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224.  No Borrower, or to Borrowers’ knowledge, any of their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) A Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) A Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) A Person with which Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) A Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) A Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi) A Person who is affiliated with a Person listed above.

ARTICLE V AFFIRMATIVE COVENANTS

So long as any Note remains unpaid, the Line of Credit Commitment is outstanding or any other amount is owing under this Agreement by any Borrower to Bank under any of the Financing Documents, the Borrowers shall:

Section 5.01. Maintenance of Existence. Preserve and maintain their respective corporate existence and good standing/existence in the jurisdiction of their formation, and, if applicable, qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

Section 5.02. Maintenance of Records.  Keep adequate records and books of account in which complete entries reflecting all financial transactions will be made in material conformity with GAAP consistently applied.

Section 5.03. Maintenance of Properties.  Maintain, keep and preserve all of their respective properties (tangible and intangible) necessary or useful in the proper conduct of their respective business in good working order and condition, ordinary wear and tear excepted.  To the extent necessary to conduct the business of each Borrower, preserve, protect, renew and keep in full force and effect their rights, licenses, permits, patents, trademarks, trade names and franchises.

Section 5.04. Conduct of Business. Continue to engage in a business of the same general type as conducted by them on the Closing Date.

Section 5.05. Maintenance of Insurance. Maintain insurance with financially sound and reputable insurance companies or associations rated “A” or better by A.M. Best and Company in such amounts and covering such risks as is usually carried by companies engaged in the same or a similar business and similarly situated.

Section 5.06. Compliance With Laws. Comply in all material respects with all applicable Laws and Governmental Approvals, such compliance to include, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon them or upon their respective property except in the case of taxes, such taxes are the subject of a

Good Faith Contest. Without limiting the generality of the foregoing sentence, comply with all applicableEnvironmental Laws and pay or cause to be paid all costs and expenses incurred in connection with such compliance.

Section 5.07. Right of Inspection; Field Exams.  Upon reasonable notice and at any reasonable time and from time to time, permit Bank or any agent or representative of Bank at Bank’s expense (1) to examine and make copies of and abstracts from the records and books of account of, and visit the properties of the Borrowers or, and (2) to discuss the affairs, finances and accounts of the Borrowers, with any of their officers, and directors, and the independent accountants for the Borrowers, as applicable.  In addition, the Bank shall have the right to obtain a field examination of the Borrowers’ Accounts and inventory, at Borrowers’ expense, by the Bank’s field examiner or an outside firm engaged by the Bank, in either case at Borrowers’ expense, at any time provided that so long as no Event of Default has occurred and is continuing, such field examination shall not be required more than once in any twelve (12) month period.  Currently, the cost of a field examination is $850.00 per day per examiner plus expenses.

Section 5.08. Other Agreements. Perform and comply with each of the provisions of each and every agreement to which they are each a party where the failure to perform or comply could reasonably be expected to result in a Material Adverse Change.

Section 5.09. Payment of Obligations. Promptly pay all Debt and other obligations when due and payable.

Section 5.10. Reporting Requirements. Furnish to Bank:

(1) Quarterly Financial Statements.  Within sixty (60) days after the end of each fiscal quarter of each Fiscal Year of the Borrowers, a financial statement and 10Q Report of Orbit International Corp. and its Subsidiaries, presented on a consolidated basis with all its present and future Subsidiaries for such fiscal quarter, all such financial statements to include balance sheets with related statements of income and retained earnings and statements of cash flows of the Borrowers, all in reasonable detail and setting forth in comparative from the figures for the corresponding period of the previous Fiscal Year, prepared by the Borrowers, all such financial statements to be prepared in accordance with GAAP, subject to normal year-end adjustments.

(2) Annual Financial Statements.  Within 105 days of the end of each Fiscal Year of the Borrowers, annual audited financial statements and 10K Report of Orbit International Corp. and all of its Subsidiaries, presented on a consolidated basis with all present and future Subsidiaries and related party entities for such Fiscal Year, all such financial statements to include balance sheets with related statements of income and retained earnings and statements of cash flows of the Borrowers, all in reasonable detail and setting forth in comparative form the figures for the previous Fiscal Year, together with an unqualified opinion by Amper Politziner & Mattia or another independent certified public accounting firm selected by the Borrowers and reasonably satisfactory to the Bank, all such financial statements to be prepared in accordance with GAAP.

(3) Certificate of Chief Financial Officer. Accompanying the quarterly and annual financial statements to be delivered under subsections (1) and (2) above, a calculation of financial covenants required in “Financial Covenants” (Article VII”) and a statement signed by the Chief Financial Officer of Orbit International Corp. certifying, to his knowledge, to the accuracy of the information and compliance with all financial and non-financial covenants;

(4) Borrowing Base Certificate. Within fifteen (15) days of the end of each month, a Borrowing Base Certificate with (i) an accounts receivable aging schedule (including the scheduling of all respective due dates and cancel dates and setting forth those due more than 30 days, 60 days, 90 days, 120 days and over 121 days) and (ii) a quarterly summary report of inventory broken down by raw material, finished goods and work-in-process which quarterly summary report shall be as of the date of the end of the most recent fiscal quarter.

(5) Management Letters.  Promptly after their receipt, copies of all management letters or reports submitted to the Borrowers by their independent public accountants in connection with the examination of the financial statements of the Borrowers made by such accountants.

(6) Litigation. Promptly after their commencement, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator involving or affecting any Borrower, which, if determined against such Borrower, would reasonably be expected to result in a Material Adverse Change.

(7) Notice of Defaults and Events of Default.  As soon as possible and in any event within five (5) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken with respect to such Default or Event of Default.

(8) Insurance.  Promptly after the occurrence of any casualty, damage or loss to any Borrower, whether or not giving rise to a claim under any insurance policy, in an amount greater than $100,000.00 notice of such event, together with copies of any documents relating to such event, including copies of any such claim, in possession or control of such Borrower or any agent of such Borrower, and immediately after the occurrence thereof, written notice of any cancellation of any insurance policy required to be maintained by the Borrowers pursuant to any of the Financing Documents.

(9) Environmental Notices.  Promptly after their receipt, copies of all Environmental Notices received by a Borrower.

(10) Material Adverse Change.  As soon as possible and in any event within three (3) Business Days after the occurrence of any event or circumstance which has resulted in, or could result in, a Material Adverse Change, written notice of such event or circumstance.

(11) ERISA Reports.  Promptly after their filing or receipt, copies of all reports, including annual reports, and notices which the Borrowers file with or receive from the PBGC or the U.S. Department of Labor under ERISA, and as soon as possible and in any event within three (3) Business Days after any Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or any Borrower or any ERISA Affiliate has instituted or will institute proceedings under under Title IV of ERISA to terminate any Plan, the Borrowers will deliver to Bank a certificate of the chief financial officer of the Borrowers setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action the Borrowers propose to take with respect to such Event, Transaction or termination.

(12) General Information.  Such other information respecting the status of the business, assets, liabilities, results of operations, condition (financial or otherwise), property or prospects of any Borrower as Bank may reasonably request from time to time.

Section 5.11. New Subsidiaries.  Within ten (10) days after any Person becomes a Subsidiary of any Borrower, (1) give the Bank written notice of same, and (2) cause such to become a Borrower under and to be bound by the provisions of this Agreement and the Notes and to execute and deliver a Security Agreement which grants to the Bank a first priority security interest in all of the assets of such Person (subject to Permitted Liens), together with the receipt and satisfactory review by Bank and its counsel of such documentation as shall be required by the Bank, including legal opinions.

ARTICLE VI NEGATIVE COVENANTS

So long as any Note remains unpaid, the Line of Credit Commitment is outstanding or any other amount is owing under this Agreement by any Borrower to Bank under any of the Financing Documents, the Borrowers shall not:

Section 6.01. Debt.  Create, incur, assume, or suffer to exist, any Debt, except (1) Debt under the Financing Documents, or any other Debt owed to Bank, (2) current operating liabilities (other than for borrowed money) which are not more than one hundred twenty (120) days past due, incurred in the ordinary course of business and paid within the specified time, unless they are the subject of a Good Faith Contest, (3) Debt secured by liens and purchase money Liens permitted by “Liens” (Section 6.03), and (4) Debt which is subordinated on terms and provisions and pursuant to documentation acceptable to Bank to Debt owed to Bank.

Section 6.02. Guarantees. Assume, guaranty, endorse or otherwise be or become directly or contingently responsible or liable for the obligations of any Person, including but not limited to, an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, assets, goods or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss, except guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business and except for guaranties from one Borrower to another Borrower.

Section 6.03. Liens.  Create, incur, assume, or suffer to exist, any Lien, upon or with respect to any of its properties or assets, now owned or hereafter acquired, except

(1) Liens in favor of Bank,

(2) Liens for taxes or assessments or other governmental changes or levies if not yet due and payable or if they are due and payable they are the subject of a Good Faith Contest,

(3) Liens imposed by Law, such as mechanic’s, materialmen’s, landlord’s, warehousemen’s, and carrier’s Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due or which are being contested pursuant to a Good Faith Contest,

(4) Liens under worker’s compensation, unemployment insurance, social security, or similar legislation,

(5) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business,

(6) Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured by such Liens are the subject of a Good Faith Contest,

(7) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the applicable Borrower of the property or assets so encumbered in the ordinary course of its business or materially impair the value of the property subject to such encumbrance,

(8) Purchase money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease, provided that:

(a) Any property subject to any of the foregoing is acquired by a Borrower in the ordinary course of its business and the Lien on any such property is created contemporaneously with such acquisition,

(b) The Debt secured by any Lien so created, assumed, or existing shall not exceed 100% of the purchase price of such property,

(c) Each such Lien shall attach only to the property so acquired and fixed improvements on such property, and

(d) The aggregate Debt outstanding at any time secured by all such Liens shall not exceed $250,000.00.

Section 6.04. Lease Obligations. Create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property, except (1) Capital Leases permitted by “Liens” (Section 6.03), and (2) leases existing on the date of this Agreement and any extensions or renewals thereof and other leases entered into after the date of this

Agreement (other than Capital Leases) which, in the aggregate, do not require the Borrowers to make payments in excess of $1,000,000.00 in the aggregate in any Fiscal Year, subject to annual increases of not more than five percent (5%).

Section 6.05. Investments.  Make any loan or advance to any Person, or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, except (1) direct obligations of the United States of America or any agency thereof backed by the full faith and credit of the United States of America with maturities of one (1) year or less from the date of acquisition, (2) commercial paper with maturities of one hundred eighty (180) days or less of a domestic issuer rated at least “A-1” by Standard & Poor’s Rating Group, a division of McGraw-Hill Companies or “P-1” by Moody’s Investors Service, Inc., (3) certificates of deposit with maturities of one (1) year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of $1,000,000,000.00, (4) money market funds with assets in excess of $2,000,000,000.00, (5) the purchase of marketable securities in the ordinary course of Borrowers’ business, and (6) the corporate bonds set forth on Exhibit G annexed hereto and any corporate bonds purchased after the Closing Date which are rated BBB at the time of purchase provided at the time of any purchase of such additional corporate bonds the aggregate market value of all corporate bonds currently owned and to be purchased by the Borrowers shall not exceed $1,000,000.00.

Section 6.06. Sale of Assets.  Sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets, except (1) inventory disposed of in the ordinary course of business, and (2) the sale or other disposition of assets no longer used or useful in the conduct of its business.

Section 6.07. Fundamental Changes.  Merge or consolidate with, or change its form of business organization, or liquidate or dissolve (or suffer any liquidation or dissolution), or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or a material portion of its assets (whether now owned or hereafter acquired), to any Person or acquire from any Person assets which will constitute a material portion of any Borrower’s assets after giving effect to such acquisition, except, however, Borrowers may dissolve TDL Manufacturing, Inc. and Orbit Instrument of California, Inc. which are currently inactive.

Section 6.08. Lines of Business.  Directly or indirectly engage in any business inconsistent with the general character of the business in which they are engaged on the Closing Date, or substantially alter the general character of their respective business.

Section 6.09. Transactions With Affiliates.  Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s business and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arm’s length transaction with a Person not an Affiliate with the exception of (i) power supplies made by Behlman Electronics, Inc. for Integrated Consulting Services, Inc., and (ii) displays made by Tulip Development Laboratory, Inc. for Orbit International Corp.

Section 6.10. Name, Fiscal Year Accounting and Organizational Documents.  Change their names, their Fiscal Year, their method of accounting, except as required by GAAP, or any of the terms or provisions of their certificates of incorporation or by-laws or any other organizational document.

Section 6.11. Distributions.  Declare or pay any dividends or distributions (other than dividends payable solely in capital stock) or purchase, redeem, retire, or otherwise acquire for value any of their respective capital stock or securities convertible into capital stock now or hereafter outstanding (provided the repurchase of stock shall be permitted only if such repurchase will not cause a violation of any financial covenants set forth in Article VII herein), or make any distribution of assets to stockholders as such, whether in cash, assets, or in obligations of any Borrower, or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any capital stock, or make any other distribution by reduction of capital or otherwise in respect of any capital stock, or purchase or otherwise acquire for value any capital stock, except, as set forth above.

Section 6.12. Prepayment of Debt.  Prepay any Debt, other than Debt owed to Bank.

ARTICLE VII FINANCIAL COVENANTS

So long as any Note remains unpaid, the Line of Credit Commitment is outstanding or any other amount is owing under this Agreement by any Borrower to Bank under any of the Financing Documents:

Section 7.01. Consolidated Debt Service Coverage Ratio. The Borrowers shall maintain a Consolidated Debt Service Coverage Ratio of not less than (i) 1.05 to 1.00 as at December 31, 2009 and (ii) 1.25 to 1.00 at all times thereafter (to be tested as of the end of each Fiscal Quarter on a rolling four (4) quarter basis).

Section 7.02. Ratio of Consolidated Total Liabilities to Tangible Net Worth. The Borrowers will have as of the end of each Fiscal Quarter, a ratio of Consolidated Total Liabilities to Tangible Net Worth of not greater than 1.25 to 1.00 (to be tested quarterly).

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default.  Any of the following events shall be an “Event of Default”:

(1) Payment Default. (a) Borrowers fail (i) to pay the principal of any Note when due and payable, (ii) to pay interest on any Note when due and payable or (b) any Borrower fails to pay any fees or expenses required to be paid under any of the Financing Documents within ten (10) calendar days after such fee or expense is due and payable,

(2) Breach of Representation. Any representation or warranty made by a Borrower in any Financing Document to which it is a party or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Financing Document shall prove to have been incorrect in any material respect on or as of the date made,

(3) Breach of Covenant. The Borrowers shall fail to perform or observe any term, covenant or agreement contained in “Maintenance of Insurance” (Section 4.05), “Reporting Requirements” (Section 5.09), “Negative Covenants” (Article VI) or “Financial Covenants” (Article VII) on their part to be performed or observed, or any Borrower shall fail, in each case, to perform or observe any other term, covenant or agreement contained in this Agreement and such failure shall remain unremedied for ten (10) consecutive calendar days after such occurrence,

(4) Cross Default. Any Borrower shall fail to pay all or any portion of its Debt where the aggregate amount of such Debt exceeds $50,000.00 or any interest or premium on such Debt when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt, or any such Debt shall be declared to be due and payable, or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity of such Debt,

(5) Bankruptcy.  Any Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangements, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and if instituted against any Borrower shall remain undismised for a period of thirty (30) days; or any Borrower shall take any action to authorize any of the actions set forth above in this subsection (5),

(6) Judgments. Any judgment or order or combination of judgments or orders for the payment of money, in excess of $50,000.00 in the aggregate, shall be rendered against any Borrower and either (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (b) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect,

(7) ERISA. Any of the foregoing events occur or exist with respect to either any Borrower or any ERISA Affiliate: (a) any Prohibited Transaction involving any Plan; (b) any Reportable Event with respect to any Plan; (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution of the PBGC of any such proceedings; (e) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of Bank subject either any Borrower or any ERISA Affiliate to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceeds or may exceed $25,000.00,

(8) Financing Documents. Any Financing Document shall at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability of such Financing Document shall be contested by any Borrower or any Borrower shall fail to perform any of its obligations under such Financing Document or any Borrower shall deny that it has any or further liability or obligation under any such Financing Document,

(9) Security Agreement.  The Security Agreement shall at any time and for any reason cease (a) to create a valid Lien in and to the property purported to be subject to such Security Agreement, or (b) if the Lien on the property purported to be subject to such Security Agreement ceases for any reason to be a perfected first priority Lien in any or all of such property, or

(10) Material Adverse Change. The occurrence of a Material Adverse Change.

Section 8.02. Remedies.  If any Event of Default shall occur, Bank may, (1) terminate the Line of Credit Commitment, (2) declare the outstanding Notes, all interest on the Notes, and all other amounts payable under any other Financing Document to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts due under such other Financing Documents shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrowers, (3) exercise any remedies provided in any of the Financing Documents and/or (4) exercise any rights and remedies provided by Law.

No failure on the part of Bank to exercise, and no delay in exercising, any right under any Financing Document shall operate as a waiver of such right or preclude any other or further exercise of such right or the exercises of any other right.  The remedies provided in the Financing Documents are cumulative and not exclusive of any remedies provided by Law.

ARTICLE IX MISCELLANEOUS

Section 9.01. Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Financing Document, nor consent to any departure by a Borrower from any Financing Document, shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.02. Usury.  Anything herein to the contrary notwithstanding, the obligations of the Borrowers under this Agreement and the Notes shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of such payment would be contrary to provisions of Law applicable to Bank limiting rates of interest which may be charged or collected by Bank.

Section 9.03. Costs and Expenses. The Borrowers agree to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording, and administration of any of the Financing Documents, including, the reasonable fees and out-of-pocket expenses of counsel for Bank, and all costs and expenses, if any, in connection with the enforcement of any of the Financing Documents.  In addition, the Borrowers agree to pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Financing Documents and the other documents to be delivered under any such Financing Documents, and agree to save Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. All such costs and expenses not paid within ten (10) days after requested by Bank will accrue interest at a rate per annum equal to the Default Rate.

Section 9.04. Indemnification. The Borrowers agree to indemnify Bank and its directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by any Borrower of the proceeds of the Loans, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

The obligations of the Borrowers under this Section shall survive the repayment of the Loans and all amounts due under or in connection with any of the Financing Documents.

Section 9.05. Assignment, Participation. This Agreement shall be binding upon, and shall inure to the benefit of each Borrower, Bank and their respective successors and assigns. No Borrower may assign or transfer its rights or obligations under any of the Financing Documents.  Bank may assign or otherwise transfer all or a portion of its rights and obligations under this Agreement and the other Financing Documents to any other party and such other person shall thereupon become vested with all of the rights and obligations of Bank under this Agreement and the other Financing Documents.  In the case of an assignment by Bank, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment), the same rights, benefits and obligations as it would have if it were Bank.

Bank may sell participations in all or any part of the Loans to one or more banks or other institutions.  Bank may furnish any information concerning the Borrowers in the possession of Bank from time to time to assignees and participants (including prospective assignees and participants).

Bank has the right to pledge the Notes to a Federal Reserve Bank.

Section 9.06. Notices, Etc. All notices and other communications provided for under any of the Financing Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to any party to this Agreement, at its address specified on its signature page to this Agreement or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices and communications shall be effective in the case of delivery by hand or overnight courier service or by telecopy on the date of receipt and be effective in the case of delivery by mail two (2) Business Days after being deposited in the mails.

Section 9.07. Right of Setoff.  Upon the occurrence and during the continuance of any Event of Default, Bank is hereby authorized at any time and from time to time, without notice to any Borrower (any such notice being expressly waived by each Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of such Borrower against any and all of the obligations of each Borrower now or hereafter existing under any of the Financing Documents, irrespective of whether or not Bank shall have made any demand under such Financing Document and although such obligations may be unmatured.  The rights of Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.  If the Bank exercises any right of setoff, it shall notify the Borrowers after the exercise thereof but failure to provide said notice shall not impose any liability on the Bank nor negate any setoff previously exercised.

Section 9.08. Jurisdiction, Immunities. Each Borrower hereby irrevocably submits to the jurisdiction of any New York State or United States Federal court sitting in County of New York in the State of New York over any action or proceeding arising out of or relating to any of the Financing Documents, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court.  Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Borrower at its address specified on the signature page of this Agreement by registered mail, return receipt requested.  Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Borrower further waives any objection to venue in such State on the basis of inconvenient forum. Each Borrower further agrees that any action or proceeding brought against Bank shall be brought only in New York State or United States Federal court sitting in the County of New York.

Nothing in this Section shall affect the right of Bank to serve legal process in any other manner permitted by Law or affect the right of Bank to bring any action or proceeding against any Borrower or its property in the courts of any other jurisdictions.

To the extent that any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Borrower hereby irrevocably waives such immunity in respect of its obligations under all of the Financing Documents.

Section 9.09. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to its conflict of law principles.

Section 9.10. Counterparts.  This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.11. Headings.  The headings in this Agreement are for reference only, and shall not affect the interpretation or construction of this Agreement.

Section 9.12. Severability of Provisions.  Any provision of any Financing Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Financing Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 9.13. Integration.  The Financing Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

Section 9.14.  Joint and Several.  The obligations of the Borrowers set forth in this Agreement, the Notes and all other Financing Statements are joint and several.

Section 9.15. WAIVER OF SPECIAL DAMAGES.  THE BORROWERS HEREBY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE BORROWERS MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

Section 9.16. WAIVER OF JURY TRIAL.  THE BANK AND EACH BORROWER HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL.

Section 9.17.  Patriot Act.

Each Borrower represent, warrant and covenant as follows:

(a) Neither any Borrower nor any Borrower’s principals, constituents, investors or affiliates is in violation of any legal requirements relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001, (the “Executive Order”) and the Uniting and Strengthening America by providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”).

(b) Neither any Borrower nor any Borrower’s principals, constituents, investors or affiliates is a “Prohibited Person” which is defined as follows:

a person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

a person or entity with whom Mortgagor is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering legal requirements, including the Executive Order and the Patriot Act;

a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

a person or entity that is named as a “specially designated national or blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control; and

a person or entity who is affiliated with a person or entity listed above.

(c) Neither any Borrower nor any Borrower’s principals, constituents, investors or affiliates will (i) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the year and date first above written.

BORROWERS:

ORBIT INTERNATIONAL CORP.

By: ________________________________
Name:  Mitchell Binder
Title:   Chief Financial Officer

BEHLMAN ELECTRONICS, INC.

By: ________________________________
Name:  Mitchell Binder
Title:  Chief Financial Officer

TULIP DEVELOPMENT LABORATORY, INC.

By: ________________________________
Name: Mitchell Binder
Title:  Chief Financial Officer

INTEGRATED CONSULTING SERVICES, INC.

By: ________________________________
Name: Mitchell Binder
Title:  Chief Financial Officer

Address for Notices for all Borrowers:

80 Cabot Court
Hauppauge, New York 11788
Attention:  Chief Financial Officer

BANK:

CAPITAL ONE, N.A.

By: ________________________________
Name:           Dawn Juliano
Title:           Vice President

Address for Notices:

Capital One, N.A.
275 Broad Hollow Road
Melville, New York 11747
Attention: Dawn Juliano

EXHIBIT A

Line of Credit Note

  LINE OF CREDIT NOTE

$3,000,000.00	Melville, New York
March 10, 2010

FOR VALUE RECEIVED, on the Line of Credit Maturity Date, ORBIT INTERNATIONAL CORP., a Delaware corporation, BEHLMAN ELECTRONICS, INC., a Delaware corporation, TULIP DEVELOPMENT LABORATORY, INC., a Pennsylvania corporation, and INTEGRATED CONSULTING SERVICES, INC. D/B/A INTEGRATED COMBAT SYSTEMS, a Kentucky corporation, each having their principal place of business at 80 Cabot Court, Hauppauge, New York 11788 (collectively, the “Borrowers”), jointly and severally, promise to pay to the order of CAPITAL ONE, N.A. (“Bank”) at its office located at 275 Broad Hollow Road, Melville, New York 11747 the principal sum of the lesser of: (a) Three Million and 00/100 Dollars ($3,000,000.00) Dollars; or (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by Bank to Borrowers pursuant to the Agreement.

Borrowers shall pay interest on the unpaid principal balance of this Note from time to time outstanding, at said office, at the rates of interest, at the times and for the periods set forth in the Agreement.

All payments including prepayments on this Note shall be made in lawful money of the United States of America in immediately available funds.  Except as otherwise provided in the Agreement, if a payment becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon at the rate  specified in the Agreement during such extension.

Borrowers hereby authorize Bank to enter from time to time the amount of each Loan to Borrowers and the amount of each payment on a Loan on the books and records of the Bank.  Failure of Bank to record such information on such books and records shall not in any way effect the obligation of Borrowers to pay any amount due under this Note.

This Note is the Line of Credit Note referred to in that certain Credit Agreement between Borrowers and Bank of even date herewith (the “Agreement”), as such Agreement may be further amended from time to time, and is subject to prepayment and its maturity is subject to acceleration upon the terms contained in said Agreement.  All capitalized terms used in this Note and not defined herein shall have the meanings given them in the Agreement.

If any action or proceeding be commenced to collect this Note or enforce any of its provisions, Borrowers further agree to pay all costs and expenses of such action or proceeding and attorneys’ fees and expenses and further expressly waives any and every right to interpose any counterclaim (except mandatory counterclaims) in any such action or proceeding.  Borrowers hereby submit to the jurisdiction of the Supreme Court of the State of New York and agree with Bank that personal jurisdiction over Borrowers shall rest with the Supreme Court of the State of New York for purposes of any action on or related to this Note, the liabilities, or the enforcement of either or all of the same.  Borrowers hereby waive personal service by manual delivery and agree that service of process may be made by post-paid certified mail directed to the Borrowers at the Borrowers’ address set forth above or at such other address as may be designated in writing by the Borrowers to Bank in accordance with the terms of the Agreement, and that upon mailing of such process such service be effective with the same effect as though personally served.  Borrowers hereby expressly waive any and every right to a trial by jury in any action on or related to this Note, the liabilities or the enforcement of either or all of the same.

Bank may transfer this Note and may deliver the security or any part thereof to the transferee or transferees, who shall thereupon become vested with all the powers and rights above given to Bank in respect thereto, and Bank shall thereafter be forever relieved and fully discharged from any liability or responsibility in the matter.  The failure of any holder of this Note to insist upon strict performance of each and/or all of the terms and conditions hereof shall not be construed or deemed to be a waiver of any such term or condition.

Borrowers and all endorsers and guarantors hereof waive presentment and demand for payment, notice of non-payment, protest, and notice of protest.

This Note shall be construed in accordance with and governed by the laws of the State of New York.

Witness:	ORBIT INTERNATIONAL CORP.

____________________________	By: ________________________________
Name:  Mitchell Binder
Title:  Chief Financial Officer

BEHLMAN ELECTRONICS, INC.

By: ________________________________
Name:  Mitchell Binder
Title:  Chief Financial Officer

TULIP DEVELOPMENT LABORATORY, INC.

By: ________________________________
Name:  Mitchell Binder
Title:  Chief Financial Officer

INTEGRATED CONSULTING SERVICES, INC.

By: ________________________________
Name:  Mitchell Binder
Title:  Chief Financial Officer

EXHIBIT B

  Term Loan Note

 TERM LOAN NOTE

$4,654,761.84	Melville, New York
Dated as of March 10, 2010

FOR VALUE RECEIVED, on the Term Loan Maturity Date, ORBIT INTERNATIONAL CORP., a Delaware corporation, BEHLMAN ELECTRONICS, INC., a Delaware corporation, TULIP DEVELOPMENT LABORATORY, INC., a Pennsylvania corporation, and INTEGRATED CONSULTING SERVICES, INC. D/B/A INTEGRATED COMBAT SYSTEMS, a Kentucky corporation, each having their principal place of business at 80 Cabot Court, Hauppauge, New York 11788 (collectively, the “Borrowers”), jointly and severally, promise to pay to the order of CAPITAL ONE, N.A. (“Bank”) at its office located at 275 Broad Hollow Road, Melville, New York 11747 the principal amount of FOUR MILLION SIX HUNDRED FIFTY FOUR THOUSAND SEVEN HUNDRED SIXTY ONE AND 84/100 DOLLARS ($4,654,761.84) DOLLARS.

The principal balance shall be payable in sixty (60) monthly installments, due on the first day of each month commencing on the first day of the month following the date hereof, and on the first day of each successive month thereafter.  Each of the first fifty-nine (59) monthly payments shall equal $77,579.36.  The final payment, which shall be due and payable on the Term Loan Maturity Date, shall equal the outstanding principal balance of this Note together with all accrued and unpaid interest.

Borrowers shall pay interest on the unpaid principal balance of this Note from time to time outstanding, at said office at the rates of interest, at the times and for the periods set forth in the Agreement.

All payments including prepayments on this Note shall be made in lawful money of the United States of America in immediately available funds.  Except as otherwise provided in the Agreement, if a payment becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon at the rate specified in the Agreement during such extension.

This Note is the Term Loan Note referred to in that certain Credit Agreement between Borrowers and Bank dated as of even date herewith (the “Agreement”), as such Agreement may be further amended from time to time, and is subject to prepayment and its maturity is subject to acceleration upon the terms contained in said Agreement.  All capitalized terms used in this Note and not defined herein shall have the meanings given them in the Agreement.

If any action or proceeding be commenced to collect this Note or enforce any of its provisions, Borrowers further agree to pay all costs and expenses of such action or proceeding and attorneys’ fees and expenses and further expressly waive any and every right to interpose any counterclaim (except mandatory counterclaims) in any such action or proceeding.  Borrowers hereby submit to the jurisdiction of the Supreme Court of the State of New York and agree with Bank that personal jurisdiction over Borrowers shall rest with the Supreme Court of the State of New York for purposes of any action on or related to this Note, the liabilities, or the enforcement of either or all of the same.  Borrowers hereby waive personal service by manual delivery and agree that service of process may be made by postpaid certified mail directed to Borrowers at Borrowers’ address designated in the Agreement or at such other address as may be designated in writing by Borrowers to Bank in accordance with the terms of the Agreement, and that upon mailing of such process such service be effective with the same effect as though personally served.  Borrowers hereby expressly waive any and every right to a trial by jury in any action on or related to this Note, the liabilities or the enforcement of either or all of the same.

Bank may transfer this Note and may deliver the security or any part thereof to the transferee or transferees, who shall thereupon become vested with all the powers and rights above given to Bank in respect thereto, and Bank shall thereafter be forever relieved and fully discharged from any liability or responsibility in the matter.  The failure of any holder of this Note to insist upon strict performance of each and/or all of the terms and conditions hereof shall not be construed or deemed to be a waiver of any such term or condition.

Borrowers authorize Bank to complete this Note as to any terms not set forth herein at the time of delivery hereof.

Borrowers and all endorsers and guarantors hereof waive presentment and demand for payment, notice of non-payment, protest, and notice of protest.

This Note shall be construed in accordance with and governed by the laws of the State of New York.

Witness:	ORBIT INTERNATIONAL CORP.

____________________________	By: ________________________________
Name:  Mitchell Binder
Title: Chief Financial Officer

BEHLMAN ELECTRONICS, INC.

By: ________________________________
Name:  Mitchell Binder
Title: Chief Financial Officer

TULIP DEVELOPMENT LABORATORY, INC.

By: ________________________________
Name:  Mitchell Binder
Title: Chief Financial Officer

[SIGNATURES CONTINUE ON NEXT PAGE]

INTEGRATED CONSULTING SERVICES, INC.

By: ________________________________
Name:  Mitchell Binder
Title:  Chief Financial Officer

EXHIBIT C

Request for Advance Form for Line of Credit Loans

REQUEST FOR ADVANCE

To:          Capital One, N.A.
275 Broad Hollow Road
Melville, New York 11747
Attn:  Dawn Juliano

Request for a Line of Credit Loan pursuant to Credit Agreement, dated March 10, 2010 (the “Credit Agreement”) among Orbit International Corp., Behlman Electronics, Inc., Tulip Development Laboratory, Inc. and Integrated Consulting Services, Inc. d/b/a Integrated Combat Systems (individually a “Borrower” and collectively the “Borrowers”) and Capital One, N.A. (the “Bank”).

Pursuant to the Credit Agreement, the underlying Borrower hereby requests that the Bank make a Line of Credit Loan in the amount of ____________________________ and 00/100 Dollars ($_________), which amount shall be absolutely due and owing under the terms of the Credit Agreement and should be deposited into account no. ____________________ with the Bank.

Interest Rate Option:
□ Prime     or                                 □ LIBOR

If LIBOR, the duration of the Interest Rate Period applicable to this advance shall be:
□ one month
□ two months
□ three months

If this is a Libor Loan renewal:

The renewal date is                                .

The amount of the Loan to be renewed is  ($ ).

The duration of the Interest Period applicable to this renewal is:
□ one month
□ two months
□ three months

OR

 Convert $   loan to Prime Rate Loan

In connection with this request for advance or renewal, the Borrowers hereby certify to the Bank that:

1. The representations and warranties contained in the Credit Agreement and the Line of Credit Note dated as of the date of the Credit Agreement issued by the Borrowers to the Bank (the “Note”) are true and accurate in all material respects on and as of the date hereof as though made on and as of such date;

2. No Default or Event of Default as defined in the Credit Agreement has occurred and is continuing, or would result from such advance; and

3. The Credit Agreement and the Note, inclusive of the amount of the requested advance or renewal, are valid and binding obligations of the Borrowers, each enforceable in accordance with its respective terms.

Dated: as of _________ __, 20__                                     BORROWER:

___________________________________

By: ________________________________
Name:
Title:

EXHIBIT D

Form of Borrowing Base Certificate

BORROWING BASE CERTIFICATE
For The Period Ending:  ______________________

A.	Total Gross Account Receivables		$0
B.	Less: A/R's over 90 Days Past Invoice Date	$0
C.	Less: Foreign Receivables	$0
D.	Less: Intercompany Receivables	$0
E.	Less: Cross-Aged > 50%	$0
F.	Less: Receivables due from one debtor >20% of total
	Receivables (excluding US Gov't)
G.	Less: Other Ineligible Accounts	$0
H.	Total Ineligible Receivables		$0
I.	Total Eligible Accounts Receivable: (A minus H)		$0
J.	Accounts Receivable Margined (85% times I)			$0

K.	Total Gross Eligible Inventory		$0
L.	Inventory Margins (50% times K)		$0
M.	Inventory Cap (lesser of (i) amount in J, (ii) $3,000,000 or (iii) amount in L)		$0

N.	Inventory Availability (lesser of L or M)			$0

O.	Total Available A/R and Inventory Collateral (J + N)			$0

P	Outstanding Line of Credit Loans			$0

Q.	Collateral Surplus/(shortfall) before Term Loan* (O-P)			$0

R.	Outstanding Under Term Loan			$0

S.	Collateral Surplus (shortfall) after Term Loan before			$0
	applying eligible Cash or Marketable Securities (Q-R)

T.	If shortfall in (S) enter Eligible Cash and Marketable Securities			$0

U.	Collateral Surplus/(shortfall)* (S+T)			$0

	*If a collateral shortfall exists, the loan balance MUST be reduced, or cash collateral provided, for an amount
	Greater than or equal to the shortfall.

	The undersigned hereby certifies to Capital One, N.A. (the "Bank") that (a) the information provided herein is
	true, correct, complete and accurate as of the dates stated above and has been prepared in a manner consistent
	with the preparation of prior Borrowing Base Certificates to the Bank, (b) except as set forth below, the undersigned
	is currently in compliance with all terms, covenants, conditions contained in any agreement between the Bank and
	the undersigned and in each of the other loan documents, and all of the undersigned's representations and
	warranties in any other loan documents are currently true and correct, and (c) except as set forth below, no default
	or event of default has occurred and is currently continuing under any agreement between the undersigned and
	the Bank, or will occur after giving effect to any Loan requested herewith.

The undersigned agrees that in the event of any conflict between the Borrowing Base Certificate and other loan documents, the terms of the other loan documents shall control.  The undersigned further acknowledges that the Bank will rely on the foregoing in making credit available to the undersigned.

ORBIT INTERNATIONAL CORP.
BEHLMAN ELECTRONICS, INC.
TULIP DEVELOPMENT LABORATORY, INC.
INTEGRATED CONSULTING SERVICES, INC.

By:____________________________
Name:
Title:  Chief Financial Officer

Description of Exceptions to Certification:

EXHIBIT E

Form of Interest Rate Conversion for Term Loan

CONVERSION REQUEST

To:           Capital One, N.A.
275 Broad Hollow Road
Melville, New York 11747
Attn:  Dawn Juliano

Request to convert a Type of Loan into another Type of Loan or to continue a Type of Loan pursuant to the Credit Agreement dated March 10, 2010 (the “Credit Agreement”) among Orbit International Corp., Behlman Electronics, Inc., Tulip Development Laboratory, Inc. and Integrated Consulting Services, Inc. d/b/a Integrated Combat Systems (individually a “Borrower” and collectively the “Borrowers”) and Capital One, N.A. (the “Bank”).

Pursuant to the Credit Agreement, the underlying Borrower hereby requests that the Bank convert or continue, as applicable, the entire outstanding balance of the Term Loan to one of the following options:

□ Prime     or                                 □ one month LIBOR

If the Term Loan is currently a LIBOR Loan the request must be made at least (2) Business Days prior to the end of the current LIBOR Interest Period and will be effective on the last day of such LIBOR Interest Period.

In connection with this request for conversion or continuation, the Borrowers hereby certify to the Bank that:

4. The representations and warranties contained in the Credit Agreement are true and accurate in all material respects on and as of the date hereof as though made on and as of such date;

5. No Default or Event of Default as defined in the Credit Agreement has occurred and is continuing, or would result from such interest rate conversion; and

6. The Credit Agreement and all other Financing Documents (as defined in the Credit Agreement) are valid and binding obligations of the Borrowers, each enforceable in accordance with its respective terms.

Dated: as of _________ __, 20__                                                                       BORROWER:

___________________________________

By: ________________________________
Name:
Title:

EXHIBIT F

SCHEDULE OF SUBSIDIARIES

NONE

EXHIBIT G

SCHEDULE OF CORPORATE BONDS